Exhibit T3A.2.43

RECEIVED		903DH1247 0511 ORG&FI $60.00
FILED
MAY 10 1990
	RDS DETROIT, INC..	MAY 10 1990
MICHIGAN DEPT. OF COMMERCE

ARTICLES OF INCORPORATION

Administrator
MICHIGAN DEPT. OF COMMERCE
Corporate & Securities Bureau

Corporation Identification

Number: 462-020

Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Articles:

ARTICLE I

The name of the corporation is RDS Detroit, Inc.

ARTICLE II

The purpose for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized capital stock is Sixty Thousand (60,000) shares of common stock.

ARTICLE IV

The address of the initial registered office is Michigan National Tower, Lansing, Michigan 48933.

The name of the initial resident agent at the registered office is The Prentice Hall Corporation System, Inc.

ARTICLE V

The name and address of the incorporator is:

Ruben Acosta, Esq.

1600 First Federal Building

1001 Woodard Avenue

Detroit, Michigan 48226

[SEAL]

GOLD SEAL APPEARS ONLY ON ORIGINAL

ARTICLE VI

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this Corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VII

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

ARTICLE VIII

Execpt as otherwise provided by law, a director of the corporation is not personally liable to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty.

I, the Incorporator, sign my name on May 8, 1990.

/s/ Ruben Acosta
Ruben Acosta
Incorporator

[SEAL]

GOLD SEAL APPEARS ONLY ON ORIGINAL